EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Urologix, Inc.:

We consent to the incorporation by reference in the Registration Statement Nos. 333-11981, 333-13271, 333-41385, 333-84869, 333-53634 and 333-82854 of Urologix, Inc. of our report dated August 4, 2004, with respect to the balance sheets of Urologix, Inc. as of June 30, 2004 and 2003 and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2004, which report appears in the June 30, 2004, annual report on Form 10-K of Urologix, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota

September 13, 2004